Exhibit 99.1

IDEX BIOMETRICS ASA

2022 SUBSCRIPTION RIGHTS INCENTIVE PLAN

This 2022 Subscription Rights Incentive Plan (the “Plan”), effective as of 12 May 2022, was resolved by the board of directors of IDEX Biometrics ASA (the “Company”) on 20 April 2022 and approved by the shareholders at the Company’s Annual General Meeting on 12 May 2022.

1. Purpose of the Plan. In accordance with the AGM Resolution, the Company has adopted the 2022 Subscription Rights Incentive Plan to (a) attract, retain and motivate individual service providers to the Company and its Related Companies by providing them the opportunity to acquire an equity interest in the Company and (b) align their interests and efforts with the long-term interests of the Company’s stockholders. The Company intends that this Plan complies with the laws of Norway and United States and other relevant countries, in particular, in accordance with Section 11-12 of the PLCA, and in case of ambiguity is to be interpreted in accordance with said laws unless such interpretation would result in a violation of US securities laws. For clarity, all Options granted under this Plan cover previously unissued shares of Common Stock, so that these Awards qualify as “independent subscription rights”, as such term is defined under the laws of Norway.

Note: Some terms and references in the following are specific to U.S. taxpayers or employees and contractors of IDEX America Inc., as the case may be. Such terms/references will apply correspondingly to employees and contractors of other entities in the IDEX group, adapted to relevant geography.

2. Definitions. Capitalized terms used in the Plan have the meanings set forth in Appendix A.

3. Administration.

(a) Plan Administrator. The Board acts as the Plan Administrator on behalf of the Company. All references in the Plan to the “Plan Administrator” will be to the Board.

(b) Powers of Plan Administrator. The Plan Administrator will have full power and exclusive authority, subject to the terms of this Plan and the AGM Resolution, and restrictions under applicable law, to:

(i) select which Eligible Persons will be granted Awards;

(ii) determine the type of Awards, number of subscription rights (and therefore the number of shares of Common Stock) under each Award, and the terms and conditions of that Award (including when the Award may vest, be exercised (including prior to vesting), or settled, and the form of Award Agreement;

(iii) determine whether, to what extent and under what circumstances Awards may be amended (including to waive restrictions, accelerate vesting or extend exercise periods), tolled, cancelled or terminated;

(iv) interpret and administer the Plan, any instrument evidencing an Award and any other agreements or documents related to the administration of Awards;

(v) establish rules, and delegate ministerial duties to the Company’s employees consistent with applicable law, for the proper administration of the Plan;

(vi) require that Participants hold Options and Shares in a designated account with the Company’s stock administration provider firm until disposition of the Shares. and

(vii) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan.

The Plan Administrator’s decisions will be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person.

Unless otherwise determined by the Board from time to time, the Company’s Human Resources Department, Sarah Mathews, sarah.mathews@idexbiometrics.com, will serve as contact person for the Plan.

4. Shares & Subscription Rights Subject to the Plan.

(a) Authorized Number of Shares. Subject to adjustment from time to time as provided in this Plan, (i) the number of shares of Common Stock available to be made subject to Awards and issued under the Plan (as determined for purposes of compliance with US laws) will be 101,254,865 shares (the foregoing maximum number of shares hereinafter referred to as the “Share Reserve”). Moreover, the number of issued and outstanding Options under all of the Company’s subscription right programs shall not exceed 10 (ten) per cent of the registered number of Shares in the Company at any given time. Shares issued under the Plan will be drawn from authorized but previously unissued shares. Section 8 below limits the number of shares that may be issued on the exercise of Incentive Stock Options, and any increase to the Share Reserve will result in a corresponding increase of the ISO Limit.

(b) Share Use.

(i) Shares of Common Stock covered by an Award will not reduce the available Share Reserve unless and until they are actually issued to a Participant.

(ii) If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, or if subscription rights granted under Prior Plans are forfeited without shares having been issued, those shares, and the ability to grant new subscription rights on those shares, will remain or become available for grant under the Plan.

(iii) If an Award is settled in cash, then those shares that are either not issued under the Award, or that are issued and then forfeited or reacquired under the Award, as well as the correlating subscription rights, will NOT remain, or again become, available for issuance under the Plan.

(iv) If a Participant receives dividends or dividend equivalents in respect of an Award in the form of shares or reinvests cash dividends or dividend equivalents paid in respect of Awards into shares of Common Stock, those shares will not reduce the Share Reserve, unless expressly determined otherwise by the Plan Administrator.

5. Eligibility. The Plan Administrator may grant Awards (a) to any employee (including any officer or founder) of the Company or a Related Company and (b) to any individual human independent contractor (including directors, consultants and advisors) for bona fide services rendered to the Company or any Related Company, provided (i) the services are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities and (ii) the grant of an Award to the employee or independent contractor do not cause the Company to lose the ability to make grants under this Plan in reliance on Rule 701 of the Securities Act. If and to the extent required by applicable law, the Company must obtain separate shareholder approval for any Award granted to a member of the Board of the Company as remuneration for Board functions.

6. Provisions Applicable to All Awards.

(a) Grant Date. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Plan Administrator, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. If the corporate records (e.g., consents, resolutions or minutes) documenting the corporate action constituting the Award contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(b) Evidence of Awards. The Plan Administrator will document all Awards by a written agreement (including electronic writings such as smart contracts and distributed ledger entries) that contain the material terms of the Award, including but not limited to the exercise or purchase price (if any) and the vesting schedule (including any performance vesting triggers).

(c) Payments for Shares and Taxes. The Plan Administrator will determine the forms of consideration a Participant may use to pay the exercise or purchase price for shares issued under Awards and any withholding taxes or other amounts due in connection with Awards. A Participant must pay all consideration due in connection with the Award (including taxes) before the Company will issue the shares being purchased. To the extent permitted by applicable law and subject to any required shareholder approvals, the Plan Administrator may (but is not required to) permit the use of the following forms of consideration:

(i) cash or cash equivalent;

(ii) tendering shares of Common Stock owned by the Participant that have an aggregate Fair Market Value on that date equal to the consideration owed to the Company;

(iii) tendering the cash proceeds resulting from a sale to a third-party investor of some of the shares subject to the Award, but only if the investor is approved by the Company at that time under a private liquidity assistance program approved by the Company; or

(iv) such other consideration as the Plan Administrator may permit in compliance with the PLCA.

A Participant may request or authorize the Plan Administrator to withhold amounts owed under this Plan from cash payments otherwise owed to the Participant by the Company or a Related Company. If a Participant tenders shares (including by “withhold to cover”), the value of the shares so tendered may not exceed the employer’s applicable maximum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Plan Administrator.

(d) Change in Service; Leaves of Absence. The Plan Administrator will determine the effect on Awards of a Participant’s leave of absence or change in hours of employment or service. In general, if, after the Grant Date of any Award to a Participant, the Participant’s regular level of time commitment in the performance of his or her services for the Company and any Related Companies is reduced (for example, and without limitation, if the Participant has a change in status from a full-time Employee to a part-time Employee, or if the Participant goes on a leave of absence without using paid vacation or sick days), the Plan Administrator has the right in its sole discretion (and without the need to seek or obtain the consent of the affected Participant) to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award (but only if the modification would not cause the Participant to incur penalties or additional taxation under Code Section 409A). If an Award is reduced, the Participant will have no right with respect to the portion of the Award that is so reduced.

(e) Applicability of Award Terms to New Property. If a Participant receives new or additional shares of Common Stock, other securities, other property, or cash in respect of an Award, those shares, securities, property and cash will be subject to all of the same terms of the Plan and the Award Agreement as applied to the underlying shares of Common Stock subject to that Award.

(f) Recoupment. All Awards are subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property on the occurrence of Cause. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

(g) Investigations. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant will be terminated for Cause, all the Participant’s rights under any Award will likewise be suspended during the period of investigation.

(h) No Obligation to Notify or Minimize Taxes. The Company and the Plan Administrator will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising his or her rights under an Award. Furthermore, the Company and the Plan Administrator will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company and the Plan Administrator has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

7. Options.

(a) Exercise Price.

(i) Generally, the Plan Administrator may not grant Options with an exercise price per share less than the Fair Market Value of the Common Stock on the Grant Date.

(ii) The Plan Administrator may, in its sole discretion and in case of particular circumstances, grant up to 10,125,486 Options with an exercise price less than the Fair Market Value, provided that the exercise price shall under no circumstances be less than par value per share of Common Stock at any given time, and provided further that, any such Option granted to a Participant who is subject to U.S. income tax is otherwise exempt from or complies with the requirements of Section 409A of the Code.

(iii) The Plan Administrator may, with the consent of any adversely affected Participant and to the extent permitted under applicable laws and resolutions of the shareholders of the Company, (A) reduce the exercise or strike price of an outstanding Option or (B) permit the cancellation of any outstanding Option and the grant in substitution therefor of a new Option, with any such substituted award (x) covering the same or a different number of shares of Common Stock as the cancelled Award and (y) granted under the Plan or another equity or compensatory plan of the Company or (C) any other action that is treated as a repricing under generally accepted accounting principles. If the repricing, or cancellation and regrant, of an Option would result in the restart of the holding periods associated with Incentive Stock Option status, such restart will not be deemed to adversely affect the Participant if the exercise price for the newly repriced or regranted Option is not more than half of the exercise price for the original Option.

(b) Term. The maximum term of an Option will be 5 years from the date of the AGM Resolution, subject to earlier termination in accordance with the terms of the Plan and the Award Agreement.

(c) Vesting. In general, options granted under this Plan will vest as to 25% on the first anniversary of the vesting commencement date, and as to 25% each anniversary thereafter over the next three years. In general, the vesting commencement date will be the last of the following dates preceding the date of grant: (i) 15 January, (ii) 15 April, (iii) 15 July or (iv) 15 October. The Plan Administrator reserves the right to approve a different vesting schedule in its sole discretion.

(d) Conditions to Exercise.

(i) The Company reserves the right to limit the period of exercise, regardless of vested status of the Option, to no more than a limited period following the release of interim (normally quarterly) financial reporting. To exercise an Option, the Participant must deliver (A) the exercise agreement stating the number of shares being purchased and, if applicable, the account number or digital wallet address into which the shares should be deposited, (B) payment in full of the exercise price and any tax withholding obligations, and (C) any additional documents, including a joinder to a voting agreement or shareholders’ agreement, requested or required by the Company as a condition to exercise.

(ii) Persons discharging managerial responsibilities, within the meaning of Article 3(1)25 of MAR, may not exercise any options during a period of 30 calendar days before the Company’s announcement of an interim financial report or year-end report which the Company is obliged to publish. The exercise shall be postponed until after such closed period; provided, however, that the foregoing shall not prevent a Participant from exercising an Option prior to the Option Expiration Date.

(iii) If a Participant is subject to U.S. income tax and is exercising an Option prior to vesting, and if he or she chooses to make a Section 83(b) election, he or she must deliver, within 30 days after the date of exercise, a completed copy of his or her Section 83(b) election, the applicable taxes due in connection with that election and evidence of timely receipt of the Section 83(b) election by the Internal Revenue Service. If a Participant does not make a Section 83(b) election or fails to satisfy these requirements, the Plan Administrator will instruct the Company to withhold and remit (if applicable) taxes on, and report to the applicable taxing authorities, the income recognized on each subsequent vesting date of the Award.

(iv) The Plan Administrator may modify the exercise agreement form, and the procedure for exercise, from time to time. The Plan Administrator may restrict exercise to those times when the Plan Administrator has a reasonable basis to determine Fair Market Value and may prohibit exercise in anticipation of a material corporate event (including but not limited to a financing or Change of Control). The Plan Administrator may require than an Option may be exercised only for whole shares and for not less than a reasonable number of shares at any one time.

(e) Non-Exempt Employees. If an Option is granted to an employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Common Stock until at least six months following the Grant Date of the Option (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a disability, (ii) on a Change of Control in which such Option is not assumed, continued, or substituted, or (iii) on the Participant’s retirement (as such term may be defined in the Participant’s Award agreement or in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options may be exercised earlier than six months following the Grant Date. The foregoing provision is intended to operate so that any income derived by a non-exempt employee from the exercise or vesting of an Option will be exempt from his or her regular rate of pay. If required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee from the exercise, vesting or issuance of any shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this paragraph will apply to all Awards and are hereby incorporated by reference into such Award agreements.

(f) Effect of Termination of Service. The Plan Administrator will establish and define in the Award Agreement how an Option will be treated on a Termination of Service. Unless otherwise set forth in the Award Agreement, the following treatment will apply:

(i) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service will expire on such date.

(ii) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service will expire on the earliest to occur of:

(A) if the Participant’s Termination of Service occurs for reasons other than Cause, Disability or death, the date that is 3 months after such Termination of Service;

(B) if the Participant’s Termination of Service occurs by reason of Cause, the date of the Termination of Service;

(C) if the Participant’s Termination of Service occurs by reason of death or Disability the date that is 12 months after such Termination of Service;

(D) if the Participant dies during any of the foregoing post-termination exercise periods, the date that is 12 months after death;

(E) if the Plan Administrator determines during any of the foregoing post-termination exercise periods that Cause for termination existed at the time of the Participant’s Termination of Service, immediately on such determination;

(F) if, during any of the foregoing periods, the Company undergoes a Change in Control and the successor or acquiring entity refuses to assume the Award, then on the closing of the Change of Control; and

(G) the Option Expiration Date.

8. Stock Option Categories. Options are either Incentive Stock Options (ISOs) or Nonqualified Stock Options (NSOs). Only employees who are eligible for ISOs may be granted ISOs. All other employees and other persons can only be granted NSOs.

9. Incentive Stock Option Limitations. The terms of an Incentive Stock Option must comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder, each of which is incorporated by reference into this Plan. The Plan Administrator will construe the terms of any Option granted as an Incentive Stock Option within the meaning of Section 422 of the Code, and if the Option (or a portion thereof) does not meet the requirements of Section 422 of the Code, that Option (or that portion) will be treated as a Nonqualified Stock Option. The requirements of Section 422 include the following:

(a) ISO Limit. The maximum number of shares that may be issued on the exercise of Incentive Stock Options under this Plan will equal 101,254,865 shares (the “ISO Limit”). Each increase to the Share Reserve authorized by the Board and stockholders after the Effective Date will also result in a corresponding increase in this ISO Limit, unless otherwise expressly provided in the Board or stockholder resolutions approving such increase.

(b) ISO Granting Period. Section 422 of the Code provides that no Incentive Stock Options may be granted more than 10 years after the later of (i) the adoption of the Plan by the Board and (ii) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code. For clarity, any amendment of the Share Reserve that also amends the ISO Limit will be deemed the adoption of a new plan for purposes of Code Section 422.

(c) ISO Qualification. If the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $100,000, or if the Option otherwise does not comply with the requirements under Section 422 of the Code, the Option (or the portion that does not meet the requirements of Section 422) will be treated as a Nonqualified Stock Option. If the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation will be applied on the basis of the order in which such Options are granted.

(d) Eligible Employees. Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options. Except as otherwise determined by the Board, employees who reside or work outside of the United States may not be granted Incentive Stock Options.

(e) Exercise Price. Incentive Stock Options will be granted with an exercise price per share not less than the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “Ten Percent Stockholder”), will be granted with an exercise price per share not less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The Plan Administrator will determine status as a Ten Percent Stockholder in accordance with Section 422 of the Code.

(f) Option Term. Section 422 of the Code provides that the maximum term of an Incentive Stock Option will not exceed 10 years, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, will not exceed five years, in each case, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option. However, the maximum term of any Option granted under this Plan will be 5 years from the date of the AGM Resolution, subject to earlier termination in accordance with the terms of the Plan and the Award Agreement.

(g) Exercisability. An Option designated as an Incentive Stock Option will cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (i) more than three months after the date of a Participant’s termination of employment if termination was for reasons other than death or disability, (ii) more than one year after the date of a Participant’s termination of employment if termination was by reason of disability, or (iii) more than six months following the first day of a Participant’s leave of absence that exceeds three months, unless the Participant’s reemployment rights are guaranteed by statute or contract.

(h) Taxation of Incentive Stock Options. To obtain the tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired on the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise (that is, the Participant must not transfer the shares until at least the day after the expiration of these periods). A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant must give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of these holding periods.

(i) Code Definitions. For the purposes of this Section 8, “disability,” “parent corporation” and “subsidiary corporation” will have the meanings attributed to those terms for purposes of Section 422 of the Code.

(j) Stockholder Approval. Section 422 of the Code provides that if the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. Section 422 of the Code provides that no Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

10. Tax Matters.

(a) Withholding. The Company will require the Participant to pay to the Company or a Related Company, as applicable, the amount of (i) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to an Award (“tax withholding obligations”) and (ii) any other amounts due from the Participant to the Company, any Related Company or any governmental authority (“other obligations”). The Company will not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

(b) Section 409A. The Company intends that the Plan and Awards granted under the Plan (unless otherwise expressly provided for in the Award Agreement) are exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. The Plan Administrator will use reasonable best efforts to interpret, operate and administer the Plan and any Award granted under the Plan in a manner consistent with this intention. However, the Plan Administrator makes no representations that Awards granted under the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

(i) If Section 409A is applicable to any Award granted under the Plan (that is, to the extent not so exempt), the Plan Administrator intends that the non-exempt Award will comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A.

(ii) If necessary for exemption from, or compliance with, Section 409A:

(A) All references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i).

(B) The Plan Administrator will treat each installment that vests or is delivered under an Award in a series of payments or installments as a separate payment for purposes of Section 409A, unless expressly set forth in the Award Agreement that each installment is not a separate payment.

(C) If the Participant is a “specified employee,” within the meaning of Section 409A, then if necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service” will not be paid to the Participant during such period, but will instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death.

(D) If, after the Grant Date of an Award, the Plan Administrator determines that an Award is reasonably likely to fail to be either exempt or compliant with Section 409A, the Plan Administrator reserves the right, but will not be required, to unilaterally (and without the affected Participant’s consent) amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A. Any such amendment or modification made to avoid the imposition of adverse taxation under Section 409A will be deemed not to materially adversely impact the Participant.

(E) The right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option may not be contingent, directly or indirectly, on the exercise of the Option and must otherwise comply with or qualify for an exemption under Section 409A. In addition, the right to any dividends or dividend equivalents declared and paid on shares acquired under an Award must (i) be paid at the same time such dividends or dividend equivalents are paid to other stockholders (although it may be subject to the same restrictions as the underlying shares) and (ii) comply with or qualify for an exemption under Section 409A.

11. Restrictions on Transfer of Awards & Common Stock. Any purported Transfer of an Award, or shares of Common Stock issued under the Plan in violation of the Plan will be null and void, will have no force or effect, and the Company will not register in its records any such purported transfer.

(a) No Transfer of Awards. In general, a Participant may not sell, assign, pledge (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or otherwise Transfer an Award or interest in an Award, other than by will or by the applicable laws of descent and distribution. During a Participant’s lifetime, only the Participant granted the Award may exercise the Award or purchase the shares under the Award. The Plan Administrator may permit the Transfer of an Award or an interest in an Award if that Transfer complies with all applicable laws and does not result in the loss of the exemption from registration used by the Company for this Plan.

(b) No Transfer of Shares. Before the earlier to occur of (x) the date on which the initial registration of the Common Stock under Sections 12(b) or 12(g) of the Exchange Act first becomes effective and (y) a Change of Control, the Plan Administrator reserves the right to impose restrictions on transfers of shares issued under the Plan, to the greatest extent permitted by law.

(c) Market Standoff. In the event of a public offering by the Company, whether underwritten or not underwritten, of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, Participant will not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or the underwriters. Such limitations will be in effect for such period of time as may be requested by the Company or such underwriter. However, that in no event will such period exceed 180 days after the effective date of the registration statement for such public offering, plus such additional period requested by the underwriters as is necessary to comply with regulatory restrictions on the publication of research reports (including, but not limited to, FINRA Rule 2241, or any amendments or successor rules). Participant will execute an agreement reflecting the foregoing, if requested by the underwriters at the time of such public offering. These limitations will in all events terminate two years after the effective date of the registration statement for the Company’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended. To enforce this provision, the Company may impose stop-transfer instructions with respect to the shares until the end of the applicable standoff period.

12. Changes to Company’s Common Stock.

(a) If the Company undertakes a stock dividend, stock split, reverse stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure that constitutes an equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto) and that results in (x) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (y) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Plan Administrator will make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options; and (3) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments will be conclusive and binding. For clarity, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to, outstanding Awards.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Awards will terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award will be forfeited immediately prior to the consummation of the dissolution or liquidation.

(c) Change of Control. The following provisions will apply to Awards in the event of a Change of Control unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant. In the event of a Change of Control, the Board may take one or more of the following actions with respect to Awards, contingent on the closing or completion of the Change of Control:

(i) arrange for the surviving or acquiring company (or its parent company) to assume or continue the Award or to substitute a similar stock award for the Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Change of Control) that preserves the material terms of the original Award;

(ii) accelerate the vesting, in whole or in part, of the Award (and, if applicable, the time at which the Award may be exercised or settled) to a date prior to the effective time of such Change of Control as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Change of Control), with such Award terminating immediately prior to the effective time of the Change of Control;

(iii) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Change of Control, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(iv) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received on the exercise or settlement of the Award immediately prior to the effective time of the Change of Control, over (B) any price payable by such holder in connection with such exercise or settlement, in consideration for the termination of such Award at or immediately prior to the closing. For clarify, this payment may be zero if the Fair Market Value of the property is equal to or less than the exercise or purchase price.

The Board need not take the same action with respect to all Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of an Award. The Board provide that payments may be subject to the same terms and conditions as the payment of consideration to the holders of the Company’s Common Stock in connection with the Change of Control is delayed as a result of escrows, earn outs, holdbacks or other contingencies. The Board may also provide that payments made over time will remain subject to substantially the same vesting schedule as the Award, including any performance-based vesting metrics that applied to the Award immediately prior to the closing of the Change of Control.

(d) Single Trigger. Provided a Participant does not have a Termination of Service before the closing of a Change of Control, and subject to the Participant signing and returning a joinder agreement comparable to (and no more onerous than) that required of the Company’s stockholders as part of the definitive agreement documenting the Change of Control if such joinder agreement is required by the successor or surviving entity in the Change of Control (together, the “Acceleration Conditions”), then the Plan Administrator will accelerate the vesting of that Participant’s then-outstanding Awards as to 100% of the then-unvested shares of Common Stock subject to each such Award.

(e) Further Adjustment of Awards. The Plan Administrator will have the discretion to take additional action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but will not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

(f) No Limitations. The grant of Awards will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13. Term of the Plan. This Plan will expire on the day prior to the Company’s annual general meeting held in 2023, and if no such meeting is held, then 30 June 2023. The Plan Administrator may not grant new Awards after the Plan is terminated. Stockholders of the Company must approve any increase in the Share Reserve and ISO Limit within 12 months before or after the increase, as applicable, is adopted by the Board.

14. Amendment and Termination.

(a) Plan Amendment, Suspension or Termination. The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it will deem advisable. No amendment will be effective absent stockholder approval if required by applicable law (including the laws governing the effectiveness of the AGM Resolution), regulation or stock exchange rule.

(b) Award Amendment. To the extent permitted by applicable law and subject to any required shareholder approvals, the Plan Administrator may amend any Award at any time. However, the Plan Administrator may not amend an Award in a manner that materially adversely impacts the rights of the Participant holding that Award without the Participant’s written consent. A Participant will not be deemed to have been materially adversely impacted if the Board amends an Award: (i) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (ii) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to clarify the manner of exemption from, or to bring the Award into compliance with Section 409A, (iv) to correct clerical or typographical errors or (v) to comply with other applicable laws or listing requirements.

15. No Individual Rights.

(a) No individual or Participant will have any claim to be granted any Award under the Plan. The Company has no obligation for uniformity of treatment of Participants under the Plan.

(b) Nothing in the Plan or any Award will be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

16. Conditions on Issuance of Shares.

(a) The Company will have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the PLCA, the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company will be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) As a condition to the receipt of Common Stock under the Plan, the Plan Administrator may require (i) the Participant to represent and warrant that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares, (ii) the Participant to appoint a member of the Board as having the sole and exclusive power of attorney, to the maximum extent permitted by applicable laws, to vote all shares of Common Stock subject to the Award, which power will be effective until the earlier of the completion of a Change of Control or the Company’s public offering of its securities on a national stock exchange or national market such as Nasdaq or NYSE, and (iii) the Participant to undertake additional actions as necessary to comply with federal, state and foreign securities laws.

(d) The Company may issue shares of Common Stock on a noncertificated basis, including as digital assets located on a distributed ledger or blockchain, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(e) Cash settlement. If delivery of shares of Common Stock to a Participant is prohibited, restricted or, in the Company’s opinion, unreasonably administratively burdensome due to laws, regulations and/or securities registration practices (applicable to the Company and/or the Participant), the Plan Administrator may determine, in its sole discretion, that the Participant, upon vesting and exercise of the Options, shall be entitled to a cash settlement only (no issuance and delivery of shares of Common Stock) in an amount equal to the total Fair Market Value as of the date of exercise less the total Exercise Price, subject to applicable tax withholdings (“Cash Settlement”).

17. No Rights as a Stockholder. Unless otherwise provided by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award will entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award and the associated share capital increase having been registered in the Norwegian Register of Business Enterprises. All other shareholder rights associated with shares issued under this Plan, hereunder those referenced in Section 11-12 (2) no.9 of the PLCA, will attach from the date of issuance of the shares. Each Participant agrees to assist as reasonably necessary to cause subscription rights and shares issued under an Award to be registered with the Norwegian Central Securities Depository, if and to the extent such registration is required by applicable law.

18. Participants in Other Countries or Jurisdictions. The Plan Administrator may grant Awards to Eligible Persons of any nationality residing in any geography on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Plan Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan. The Plan Administrator has the authority to adopt Plan modifications, administrative procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees or ongoing individual contractors.

19. No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein will require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant. No Participant will have any rights that are greater than those of a general unsecured creditor of the Company. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

20. Successors. All obligations of the Company under the Plan with respect to Awards will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

21. Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision will be construed or deemed amended to conform to applicable laws. If it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award will remain in full force and effect.

22. Choice of Law. The Plan, all Awards granted thereunder, and all determinations made and actions taken pursuant hereto, will be governed by the laws of Norway; provided, however, that applicable laws of the United States shall apply in relation to US Participants, without giving effect to principles of conflicts of law.

23. Legal Requirements. The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Applicable laws include the PLCA, the Securities Trading Act of the Kingdom of Norway dated 27 June 2007, and MAR, all as amended from time to time.

APPENDIX A

DEFINITIONS

As used in the Plan and Award Agreements:

“Acceleration Conditions” is defined in Section 11(d) above.

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Acquisition Price” means the value of the per share consideration (consisting of securities, cash or other property, or any combination thereof), receivable or deemed receivable on a Change of Control in respect of a share of Common Stock, as determined by the Plan Administrator in its sole discretion.

“AGM Resolution” means resolution as approved by the Company’s shareholders at the annual general meeting held on 12 May 2022.

“Award” means any Option or, if permitted by applicable law and resolutions of the shareholders of the Company, another similar appreciation-based incentive payable in cash or in shares of Common Stock, as may be designated by the Plan Administrator from time to time consistent with the AGM Resolution.

“Award Agreement” means the written document stating the terms of the Award.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony; (ii) such Participant’s commission of a crime involving fraud, dishonesty or moral turpitude under the laws of the Kingdom of Norway, England and Wales or the United States or any state thereof (in each case, only to the extent applicable to the Participant) that is reasonably likely to result in material adverse effects on the Company or a Related Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or a Related Company or of any statutory duty owed to the Company or a Related Company; (iv) such Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or a Related Company; or (v) such Participant’s gross misconduct that is reasonably likely to result in material adverse effects on the Company or a Related Company. The determination that a termination of the Participant is either for Cause or without Cause will be made by the Board, in its sole discretion. Any determination by the Board that a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect on any determination of the rights or obligations of the Company or such Participant for any other purpose.

“Change of Control,” unless the Plan Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(1) Any person or entity becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.

(2) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(3) There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to a person or entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(4) The Company’s stockholders approve a plan for the complete liquidation of the Company.

However, (A) the term Change of Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change of Control (or any analogous term) in an individual written agreement between the Company or any Related Companies and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement.

In addition, a Change of Control will not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other entity or person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of ownership held by any person or entity (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding. However, if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change of Control will be deemed to occur.

If necessary for compliance with Code Section 409A, no transaction will be a Change of Control unless it is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value 0.15 Norwegian Krone per share, of the Company.

“Company” means IDEX Biometrics ASA, a Norwegian corporation, organization number NO 976 846 923.

“Disability,” unless otherwise defined by the Plan Administrator for purposes of the Plan or in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Plan Administrator, each of whose determination will be conclusive and binding.

“Effective Date” means 12 May 2022.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5 of the Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the per share fair market value of the Common Stock as established in good faith by the Plan Administrator. If the Common Stock is not publicly traded, the Plan Administrator will determine Fair Market Value in a manner consistent with Sections 409A and 422 of the Code. If the Common Stock is publicly traded, the Plan Administrator will use the greatest of: (1) the average closing price of the Company’s Common Stock, as reported by Oslo Børs or other established securities exchange on which the Company’s Common Stock is readily trading, over 10 trading days immediately preceding the applicable date and (2) the closing price of the Company’s share, as reported by Oslo Børs or other established securities exchange on which the Company’s Common Stock is readily trading, on the trading day immediately preceding the applicable date. In determining the value of a share for purposes of tax reporting on the exercise, issuance or transfer of shares subject to Awards, fair market value may be calculated using the definition of Fair Market Value, the actual sales price in the transaction at issue (e.g., “sell to cover”), or such other value determined by the Company’s general counsel or principal financial officer in good faith in a manner that complies with applicable tax laws.

“Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term as applicable to an Award and, in the absence of such agreement, such term means, with respect to a Participant, the Participant’s resignation from all positions he or she then-holds with the Company following: (i) a reduction in the Participant’s base salary of more than 10% or (ii) the required relocation of Participant’s primary work location to a facility that increases his or her one-way commute by more than 50 miles, in either case, only if (x) Participant provides written notice to the Company’s Chief Executive Officer within 30 days following such event identifying the nature of the event, (y) the Company fails to cure such event within 30 days following receipt of such written notice and (z) Participant’s resignation is effective not later than 30 days thereafter.

“Grant Date” means the later of (a) the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards will not defer the Grant Date.

“Incentive Stock Option” or “ISO” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“MAR” means Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2015 on market abuse, incorporated in Norwegian law in accordance with Section 3-1 of the Norwegian Securities Trading Act.

“Nonqualified Stock Option,” “Nonstatutory Stock Option,” or “NSO” means an Option that does not qualify as an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7 of the Plan. Options are either Incentive Stock Options or Nonstatutory Stock Options. Options are also referred to as “subscription rights” pursuant to the PLCA.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Option Term” means the maximum term of an Option as set forth in Section 7(b) of the Plan.

“Participant” means any Eligible Person to whom an Award is granted.

“Plan” means the 2022 Subscription Rights Incentive Plan.

“Plan Administrator” has the meaning set forth in Section 3(a) of the Plan.

“PLCA” means the Public Limited Companies Act of the Kingdom of Norway dated 13 June 1997, as amended.

“Related Company” means any entity that, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“subscription right” means independent subscription rights granted by the Company in accordance with section 11-12 of the PLCA, and generally referred to herein as an Option.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change of Control.

“Termination of Service,” unless the Plan Administrator determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service will be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Board, whose determination will be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company will not be considered a Termination of Service for purposes of an Award. Unless the Board determines otherwise, a Termination of Service will be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company, or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, will not be considered a Termination of Service. Termination of Service shall be deemed to occur upon the expiration of any applicable statutory or contractual termination notice periods.

“Transfer” means, as the context may require, (a) any sale, assignment, pledge, hypothecation, mortgage, encumbrance or other disposition, whether by contract, gift, will, intestate succession, operation of law or otherwise, of all or any part of an Award or shares issued thereunder, as applicable, (b) any transaction designed to give the stockholder essentially the same economic benefit as any of the foregoing, and (c) any verb equivalent of the foregoing.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which an Award begins to vest.